ADHEREX ANNOUNCES two Sodium Thiosulfate PRESENTATIONS For
Prevention of Ototoxicity in children at asco meeting

-COG STUDY ACCL0431 oral presentation for hearing protection in rare childhood cancers

-SIOPEL 6 poster presentation for hearing protection in standard risk hepatoblastoma

Research Triangle Park, NC — (Marketwire) – April 22, 2014 – Adherex Technologies, Inc. (TSX:AHX, OTC: ADHXF) today announced that both of the Phase III studies being conducted on Sodium Thiosulfate (STS) have been accepted for presentation at the 2014 American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago, Illinois.

David Freyer, DO, MS, Childrens Hospital Los Angeles, COG ACCL0431 Study Chair, will present, “The Effects of Sodium Thiosulfate (STS) on Cisplatin-induced Hearing Loss: A Report from the Children’s Oncology Group,” in an oral presentation on June 1, 2014.

The SIOPEL 6 study, “A Multicenter Open Label Randomized Phase III Trial of the Efficacy of Sodium Thiosulfate in Reducing Ototoxicity in Patients Receiving Cisplatin Chemotherapy for Standard Risk Hepatoblastoma,” has been accepted for the "trials in progress" poster session on June 2, 2014. Edward A. Neuwelt, M.D., Professor at Oregon Health & Science University, will present the poster on behalf of the SIOPEL 6 investigators and support team.

“These are very important presentations on STS,” stated Mr. Rosty Raykov, Chief Executive Officer of Adherex, “we wish to thank Dr. David Freyer, Dr. Penelope Brock, SIOPEL 6 Study Chair, and Dr. Edward Neuwelt, of Oregon Health and Science University, and all of the participating investigators and families for their commitment to these studies. We hope the results will eventually give children an option for hearing protection during cisplatin chemotherapy.”

ABOUT COG ACCL0431

COG Study ACCL0431, “A Randomized Phase III Study of Sodium Thiosulfate for the Prevention of Cisplatin-Induced Ototoxicity in Children,” finished enrollment of 135 patients in Q1 2012. These patients had been previously diagnosed with one of five rare childhood cancers typically treated with intensive cisplatin therapy, including hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, and medulloblastoma.

ABOUT SIOPEL 6

SIOPEL 6 is being conducted by The International Childhood Liver Tumour Strategy Group, SIOPEL. The study was initiated in October 2007 and as of this date, 101 of the 102 patients were enrolled. Interim efficacy results on response to chemotherapy are evaluated after every 20 patients and reviewed by the Independent Data Monitoring Committee (IDMC).

About Sodium Thiosulfate (STS)

STS is currently FDA-approved as an antidote for cyanide poisoning. Adherex has licensed from Oregon Health & Science University intellectual property rights for the use of STS as a chemoprotectant, and are developing STS as a protectant against the hearing loss often caused by platinum-based anti-cancer agents in children. Preclinical and clinical studies conducted by Oregon Health & Science University and others have indicated that STS can effectively reduce the incidence of hearing loss caused by platinum-based anti-cancer agents. Adherex has received Orphan Drug Designation in the United States for the use of STS in the prevention of platinum induced ototoxicity in pediatric patients.

Hearing loss among children receiving platinum-based chemotherapy is frequent, permanent and often severely disabling. The incidence of hearing loss in these children depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this hearing loss and only expensive, technically difficult and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit.

Forward Looking Statements
Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2012. Adherex Technologies, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Rosty Raykov
Chief Executive Officer
Adherex Technologies Inc.
T: (919) 636-5144